Exhibit 99.1

Acorn Reports Higher Q1 Gross Profit on 1% Revenue Increase; Cash Position of $1.9M Provides Strong Foundation to Build Remote Monitoring & Control Business; Investor Call Tomorrow at 11am ET

Wilmington, DE – May 13, 2020 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and IoT services for generators, pipelines, compressors and other industrial equipment through its OmniMetrix subsidiary, today announced results for its first quarter (Q1’20) ended March 31, 2020. Acorn will host an investor call tomorrow, May 14th at 11:00 a.m. ET to discuss its results and outlook (details below).

Jan Loeb, Acorn’s CEO, commented, “Our Q1’20 topline and bottomline performance were relatively stable versus Q1’19, despite business development headwinds. Monitoring revenue rose 17% in Q1’20 but was offset by a 21% decrease in hardware sales, reflecting energy industry challenges and some business disruption from the Coronavirus pandemic. Q1’20 gross margin improved to 69%, compared to 62% in Q1’19, principally reflecting an increase in higher-margin monitoring revenue.

“While the Coronavirus is certain to negatively impact our business in the coming months as capex budgets and consumer spending are constrained, we believe the value proposition of remote monitoring and control services becomes even more compelling in an environment where personnel and field activities are curtailed by illness, budgets, travel or other restrictions.

“Our balance sheet strength, with $1.9M in cash and equivalents, our margin profile, and the recurring nature of our remote monitoring business, place us in a strong position to manage our business through current industry and economic challenges. We will also continue to invest in new product development to bring enhanced solutions to our customers and extend our market leadership. Last year’s launch of our AirGuard air compressor monitor and the recent debut of our new Smart Annunciator solution underscore this commitment.

“Given these factors, despite current business and economic challenges, we remain confident in the long-term growth potential of our remote monitoring businesses. We entered FY 2020 with an experienced and expanded sales team, and in early January we were able to bring on board a seasoned, proven IoT sales executive to serve as Sales Director. We are excited about the long-term growth potential we see in our markets and believe we have the right strategy and team to return us to our long-term annual growth goal of 20% or more”.

Summary Financial Results

($ in thousands)	Q1’20	Q1’19	Change
Monitoring revenue	$895	$766	+16.8%
Hardware revenue	$443	$561	-21.0%
Total revenue	$1,338	$1,327	+0.8%
Gross profit	$922	$821	+12.3%
Gross margin	69%	62%

Omnimetrix revenue increased approximately 1% to $1.3M in Q1’20, driven by a 17% increase in monitoring revenue due to an increased number of endpoints, offset by a 21% decrease in hardware revenue, primarily due to the impacts of energy industry challenges related to lower energy prices, as well as to business disruption from the COVID-19 pandemic.

Gross profit grew to $922,000 in Q1’20, compared to $821,000 in Q1’19. The prior-year period included $30,000 in cost of sales related to discontinued technology. Gross margin increased to 69% in Q1’20 from 62% in Q1’19, primarily due to an increase in monitoring revenue, which has a higher gross margin than hardware revenue. Gross margin on monitoring revenue was 84% in Q1’20 as compared to 83% in Q1’19. Hardware gross margin was 39% in Q1’20 versus 38% in Q1’19.

OmniMetrix’s Q1’20 total operating expenses increased 11% to $973,000 versus $879,000 in Q1’19, primarily related to higher SG&A costs incurred due to planned increases in personnel costs, computer software, travel, and payment processing services charges. Management anticipates that annual SG&A costs will increase approximately 15% in 2020 as a result of a fully staffed sales team and continuing IT infrastructure investments.

Reflecting higher gross profit offset by increased operating expenses, OmniMetrix reported a Q1’20 operating loss of $51,000 in Q1’20, versus an operating loss of $58,000 in Q1’19~~.~~

Acorn Consolidated Financial Results

Acorn’s corporate general and administrative (G&A) costs increased 7% to $223,000 in Q1’20 compared to $209,000 in Q1’19, due to an increase in officer, travel and miscellaneous expenses offset by reduced insurance expense. Management does not expect corporate G&A expense to increase materially in 2020 other than expenses that may be required to support growth in OmniMetrix.

Acorn’s consolidated operating loss was $274,000 in Q1’20 as compared to $267,000 in Q1’19, due to investments in personnel, technology, and research and development.

Q1’20 net loss attributable to Acorn shareholders was $283,000, or ($0.01) per share, as compared to net loss attributable to Acorn shareholders of $237,000, or ($0.01) per share, in Q1’19.

Liquidity and Capital Resources

Q1’20 cash generated from operating activities was $242,000, compared to a use of cash of $325,000 in Q1’19, primarily due to increased accounts receivable collections. At March 31, 2020, consolidated cash and cash equivalents increased to $1,416,000 from $1,247,000 at December 31, 2019. OmniMetrix’s Q1’20 credit line borrowings were $139,000 compared to $136,000 at year end.

As of May 10, 2020, Acorn’s consolidated cash and cash equivalents were $1.9 million, which includes aggregate loan proceeds of approximately $461,000 received by Acorn and OmniMetrix in Q2’20 under the Coronavirus Aid, Relief and Economic Security Act. Acorn management believes that the Company’s current cash, expected cash flow from OmniMetrix’s operations and available borrowings will provide sufficient liquidity to finance the operating activities of the company for at least the next twelve months.

The ongoing global impact of the Coronavirus continues to be uncertain. The Company’s operations may be affected by the Coronavirus pandemic, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible effects may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism in the Company’s labor workforce, and unavailability of products and supplies used in operations.

Conference Call Details

Date/Time:	Thursday, May 14th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to generators in homes, OmniMetrix solutions monitor critical equipment used in cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution, and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2020	2019

Revenue	$1,338	$1,327
Cost of sales – products and services	416	476
Cost of sales – other	―	30
Gross profit	922	821
Operating expenses:
Research and development expense	155	144
Selling, general and administrative expense	1,041	944
Total operating expenses	1,196	1,088
Operating loss	(274)	(267)
Finance (expense) income, net	(10)	6
Loss before income taxes	(284)	(261)
Income tax expense	—	—
Net loss	(284)	(261)
Non-controlling interest share of net loss	1	24
Net loss attributable to Acorn Energy, Inc. shareholders	$(283)	$(237)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
Total attributable to Acorn Energy, Inc. shareholders	$(0.01)	$(0.01)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	39,631	29,556

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,416	$1,247
Accounts receivable, net	528	962
Inventory, net	309	291
Deferred charges	781	741
Other current assets	136	189
Total current assets	3,170	3,430
Property and equipment, net	263	189
Right-of-use assets, net	564	587
Other assets	711	778
Total assets	$4,708	$4,984
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$139	$136
Accounts payable	250	197
Accrued expenses	76	136
Deferred revenue	3,093	3,004
Current operating lease liabilities	55	53
Other current liabilities	86	68
Total current liabilities	3,699	3,594
Non-current liabilities:
Deferred revenue	1,393	1,491
Noncurrent operating lease liabilities	518	542
Other long-term liabilities	3	2
Total long-term liabilities	1,914	2,035
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,687,589 and 39,591,339 shares at March 31, 2020 and December 31, 2019, respectively	397	396
Additional paid-in capital	101,679	101,655
Warrants	1,021	1,021
Accumulated deficit	(100,965)	(100,682)
Treasury stock, at cost – 801,920 shares at March 31, 2020 and December 31, 2019	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(904)	(646)
Non-controlling interests	(1)	1
Total deficit	(905)	(645)
Total liabilities and deficit	$4,708	$4,984